Exhibit 99

NEWS RELEASE	11511 Luna Road, Dallas, Texas 75234 Tel 214.956.4511 • Fax 214.956.4239 Contact: John Feray Senior Vice President Chief Accounting Officer

FOR IMMEDIATE RELEASE

HAGGAR CORP. REPORTS AN INCREASE OF 26% IN EPS FOR 2ND QUARTER 2005

AND CONTINUES STRATEGIC SOURCING CHANGES

DALLAS, TX (May 2, 2005) — Haggar Corp. (NASDAQ-HGGR) announced results for the second quarter ended March 31, 2005.

For the second quarter of fiscal 2005, Haggar reported net income of $3.4 million on net sales of $120.8 million, or income of $0.48 per diluted share.  This compares to the second quarter of fiscal 2004 when the Company reported net income of $2.7 million on net sales of $132.0 million, or income of $0.38 per diluted share.  The net sales decrease in the second quarter of fiscal 2005 related primarily to the weak performance of the Company’s Forever New ™ product combined with reductions in net sales for seasonal sportswear.

The 26% increase in earnings per share is mainly due to selling, general and administrative expense reductions in marketing costs, global headquarters relocation expenses (which occurred in the second quarter of fiscal 2004), incentive based compensation, and volume related costs due to the reduction in net sales for the second quarter of fiscal 2005.  The increase in earnings is also due to an improved gross profit percentage of 28.9%, excluding reorganization costs in the second quarter of fiscal 2005, as compared to 27.9% in the second quarter of fiscal 2004.  The increase in gross profit percentage is attributable to an improved product mix and better sourcing of private label, womenswear and licensed menswear products.  Included in the results for the second quarter of fiscal 2005 is a $0.8 million pre-tax charge to reorganization costs related to the closure of two Company-operated sewing facilities as discussed below.  The after tax effect of this charge to reorganization costs for the second quarter of fiscal 2005 is $0.5 million, or $0.07 on a diluted per share basis.  Also included in the results for the second quarter of fiscal 2005 is a $0.3 million pre-tax ($0.2 million after tax) charge to selling, general and administrative expenses related to a wrongful termination lawsuit, or $0.03 on a diluted per share basis.

For the first six months ended March 31, 2005, Haggar reported net income of $0.2 million on net sales of $221.3 million, or income of $0.02 per diluted share.  This compares to the first six months ended March 31, 2004, in which the Company reported net income of $3.8 million on net sales of $239.8 million, or income of $0.56 per diluted share.  The decrease in earnings per share during the first six months of fiscal 2005 is partly due to an increase in selling, general and administrative expenses resulting from a $2.0 million pre-tax charge ($1.2 million after tax) for a wrongful termination lawsuit, or a loss of $0.18 per diluted share.  That decrease is offset slightly by a reversal of a prior legal reserve in reorganization costs due to a favorable outcome, which resulted in $0.3 million pre-tax income ($0.2 million after tax), or a gain of $0.03 per diluted share.  Further, that decrease in earnings per share relates to the selling results of the Company’s ForeverNew™ products, which resulted in higher customer allowances as the product did not meet the customers’ expectations, and an incremental $2.5 million in marketing expense ($1.6 million after tax) related to the Company’s ForeverNew™ product introduction.

According to J.M. Haggar, III, Chairman and Chief Executive Officer, “We are excited about our 26% increase in earnings per share for the second quarter of fiscal 2005.  We believe our efforts to improve our sourcing capabilities will enable the Company to provide value to our customers and are essential to our profitability.”

The Company also announced that it is going to continue its strategic sourcing changes by closing its manufacturing facilities that are operated by subsidiaries in Leon, Mexico, and La Romana, Dominican Republic.  Although the Company will continue to source some of its apparel in the Western Hemisphere, this move allows the Company to focus more of its sourcing efforts in the Eastern Hemisphere.

Haggar’s strategy over the last fifteen years has been to manufacture and source goods based on several strategic factors, including abundant labor, fabric development and availability, and superior apparel manufacturing expertise.  Frank Bracken, President and Chief Operating Officer, added, “Until 2005, the Eastern Hemisphere’s advantages in connection with the strategic factors have been restricted somewhat by worldwide quota.  That restriction has, in large part,

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disappeared.  Until very recently, the use of domestic and Mexican fabrics created a defined need for manufacturing in the Western Hemisphere.  Less dependence on those Western fabric sources has reduced the current need for Western Hemisphere capacity.”

John W. Feray, Senior Vice President of Finance and Chief Accounting Officer, noted, “We will take charges to earnings to cover the costs of this reorganization during each of the quarters ending March 31, 2005, and June 30, 2005.  For the quarter ending March 31, 2005, the charge will be approximately $0.8 million pre-tax or $0.5 million after tax, which is $0.07 on a diluted per share basis, while for the quarter ending June 30, 2005, the charge will be an estimated $0.6 million to $1.0 million pre-tax or $0.4 million to $0.6 million after tax, which is $0.06 to $0.08 on a diluted per share basis.  The total charge for this shutdown relates primarily to severance payments and related benefits for the 1,675 affected associates, and writedowns for facilities and equipment.”  Feray added, “The future impact on the Company is estimated to be a yearly pre-tax cost savings of $0.9 to $1.3 million, depending on the mix of our products and sourcing efforts going forward.  The impact of these savings is not planned to take effect until fiscal 2006.”

The Company is filing a Form 8-K with the Securities and Exchange Commission with its updated quarterly financial projections for fiscal 2005.  The Company increased its net sales and net income projections for fiscal 2005.  The Company now projects net income for fiscal 2005 between $7.3 million and $8.4 million, with projected sales for the year between $456 and $468 million, and earnings per diluted share for the year of $1.01 to $1.16.  The increase is mainly attributable to the performance by the Company during the second quarter of fiscal 2005 as discussed above.

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, TX.  Haggar markets in the United States, the Canada, Mexico, and Indonesia.  Haggar also holds exclusive licenses in the United States to use the Claiborne® trademark, Kenneth Cole New York®, and Kenneth Cole Reaction® trademarks to manufacture, market, and sell men’s shorts and pants in men’s classification pant departments.  For more information visit the Haggar website at www.haggar.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company’s business, labor relations, governmental regulations, unexpected judicial decisions, and inflation.  In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year.  Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any changes in events, conditions, circumstances or assumptions underlying such statements.

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HAGGAR CORP.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	(unaudited)		(unaudited)
	(In thousands, except per share amounts)
Condensed Consolidated Statements of Operation	2005	2004	2005	2004
Net sales	$120,798	$132,071	$221,341	$239,805
Cost of goods sold	85,942	95,168	158,699	171,580
Reorganization costs	795	—	474	—
Gross profit	34,061	36,903	62,168	68,225
Selling, general and administrative expenses	(28,921)	(32,492)	(62,764)	(62,067)
Royalty income	273	345	628	598
Other income (expense)	(58)	26	205	399
Interest expense	(232)	(459)	(441)	(916)
Income (loss) before provision (benefit) for income taxes	5,123	4,323	(204)	6,239
Provision (benefit) for income taxes	1,704	1,652	(357)	2,383
Net income	$3,419	$2,671	$153	$3,856
Net income per common share – Basic	$0.49	$0.39	$0.02	$0.58
Net income per common share - Diluted	$0.48	$0.38	$0.02	$0.56
Weighted average shares outstanding
-Basic	6,982	6,823	7,027	6,691
-Diluted	7,083	6,986	7,139	6,861

Condensed Consolidated Balance Sheet	March 31, 2005	September 30, 2004
	(unaudited)
Assets	(In thousands )
Cash and cash equivalents	$9,578	$30,667
Accounts receivable, net	64,093	56,132
Inventories, net	104,521	95,229
Deferred tax asset	11,021	11,021
Property held for sale	2,127	—
Other current assets	7,204	7,392
Total current assets	198,544	200,441
Property, plant and equipment, net	42,335	44,394
Goodwill, net	9,472	9,472
Other assets	9,624	7,165
Total assets	$259,975	$261,472
Liabilities and Stockholders’ Equity
Accounts payable	$27,213	$30,621
Accrued liabilities	36,137	36,678
Accrued wages and other employee compensation	3,687	8,538
Current portion of long-term debt	2,000	100
Total current liabilities	69,037	75,937
Other non-current liabilities	12,724	12,760
Deferred tax liability	374	374
Long term debt	11,000	2,000
Stockholders’ equity	166,840	170,401
Total liabilities and stockholders’ equity	$259,975	$261,472